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Exhibit 5(a)

PLEASE MAKE CHECKS PAYABLE TO:
Protective Life Insurance Company
[LOGO]	Overnight:	Postal Mail:
	2801 Hwy 280 South • 3-1 IPS Birmingham, AL 35223	P. O. Box 10648 Birmingham, AL 35202-0648
Home Office: 1620 Westgate Circle, #200, Brentwood, Tennessee 37027-8035

Annuity Application

Owner 1 Name, Street, City State, Zip Code	AAdvantage Member Number
Phone Number
		Male	Birthdate (Mo./Day/yr.)
		Female	Tax ID/ Social Security No.

Owner 2 (if any) Name, Street, City State, Zip Code		Male	Birthdate (Mo./Day/yr.)
		Female	Tax ID/ Social Security No.

Annuitant (if other than Owner) Name, Street, City State, Zip Code
		Male	Birthdate (Mo./Day/yr.)
		Female	Tax ID/ Social Security No.

Beneficiary (Use 'Special Remarks' if additional space is needed.)
Primary: Name	SS#	Relationship to Owner Percentage

Contingent:

Plan Type—Available for non-qualified plans only. If this is a § 1035 exchange of an existing annuity contract, please provide the information requested under "Replacement" on page 4 of this application.

Special Remarks

A variable annuity contract is not a deposit or obligation of, or guaranteed by any bank or financial institution. It is not insured by the Federal Deposit Insurance Corporation or any other government agency and is subject to investment risk, including the possible loss of principal.

Purchase Payment: $                   (minimum $10,000) Unless you give us instructions for allocating subsequent Purchase Payments when you make them, we will allocate subsequent Purchase Payments using the DCA Destination Allocation if completed, or if not, the Initial Purchase Payment Allocation. (Please use whole percentages.)

Initial Purchase Payment Allocation			DCA Destination Allocation
Fidelity
	%	VIP Index 500 SC2%
	%	Growth SC2%
	%	VIP Contrafund SC2%
Goldman Sachs/PIC
	%	Small Cap Value		%
	%	International Equity		%
	%	Capital Growth		%
	%	CORE U.S. Equity		%
	%	Growth and Income		%
	%	Global Income		%
Lord Abbett
	%	Growth Opportunities		%
	%	Mid-Cap Value		%
	%	Growth and Income		%
	%	America's Value		%
	%	Bond-Debenture		%
MFS Investment Management
	%	New Discovery SS		%
	%	Emerging Growth SS		%
	%	Investors Growth Stock SS		%
	%	Research SS		%
	%	Utilities SS		%
	%	Investors Trust SS		%
	%	Total Return SS		%
OppenheimerFunds
	%	Global Securities SS		%
	%	Aggressive Growth SS		%
	%	Capital Appreciation SS		%
	%	Main Street SS		%
	%	Strategic Bond SS		%
	%	High Income SS		%
	%	Money	N/A
Van Kampen
	%	Aggressive Growth II		%
	%	Emerging Growth II		%
	%	Enterprise II		%
	%	Comstock II		%
	%	Growth and Income II		%
	%	Government II		%
	%	UIF Equity and Income II		%
100%		TOTAL	100%

             Dollar Cost Averaging

Please transfer $                   on the              day of each month (1st—28th) from the account(s) below into the Allocation Options indicated on the previous page in the column headed "DCA Destination Allocation".

             OppenheimerFunds Money for              months.

                                                          for              months.
                (Other Allocation Option)

             Automatic Purchase Payment Plan
A minimum $10,000 initial Purchase Payment is required, after which Automatic Purchase Payments may begin. Use the column headed "Subsequent Purchase Payment Allocation" to allocate Automatic Purchase Payments. If Automatic Purchase Payments are made, Partial Automatic Withdrawals cannot be selected. (Attach voided check.)

I authorize Protective Life to collect $                   (minimum $50)           monthly           quarterly on the              day of the month (1st—28th) by initiating automatic deductions from my account.

             Partial Automatic Withdrawals
A minimum Purchase Payment of $20,000 is required to begin surrenders through Partial Automatic Withdrawals. You may withdraw up to 10% of your initial Purchase Payment(s) without a surrender charge during the first Contract Year. If Partial Automatic Withdrawals are made, we will not accept Automatic Purchase Payments. Partial Automatic Withdrawals will be taken pro-rata from the Allocation Options and will be made only by electronic funds transfer. (Attach voided check.)

Please withdraw $                               monthly          quarterly on the              day of the month (1st—28th). On future Contract Anniversaries,              change the total withdrawal amount to             % (up to 10%) of the Contract Value so that no surrender charges will apply              keep the withdrawal amount fixed but if surrender charges would apply then adjust to the maximum amount available so that no surrender charges will apply              keep the withdrawal amount fixed even if surrender charges apply. (You may change your election at any time.)

NOTICE OF TAX WITHHOLDING ON DISTRIBUTIONS OR WITHDRAWALS

The taxable portion of these distributions is subject to federal income tax withholding unless you elect not to have any withholding apply. You may elect "no withholding" by selecting that option below and completing this application. You may change or revoke your election at any time. This withholding election will not apply to withdrawals from your Contract that are not Partial Automatic Withdrawals—you will need to make a separate election for each non-automatic withdrawal. You must provide us your correct Social Security or Tax Identification Number in order to elect out of withholding. If you do not respond by the date your distributions are scheduled to begin, federal income tax and any applicable state income tax will be withheld from the taxable portion of your distribution.

If you elect not to have withholding apply to your distributions or if you do not have enough federal income tax withheld, you may be responsible for payment of estimated tax and may incur a penalty under the estimated tax rules if your withholding and estimated tax payments are not sufficient. Even if you elect not to have federal income tax withheld from your distributions you are liable for payment of federal income tax on the taxable portion of each payment to you. Withdrawals prior to age 59 1/2 may be subject to a 10% penalty on the taxable portion of the distribution.

WITHHOLDING ELECTION
PLEASE CHECK ONE ELECTION, ONLY

I have read the above information and I DO NOT want to have federal income tax or state income tax (where applicable) withheld from my distribution.
I have read the above information and I DO want to have federal income tax withheld from my distribution at the rate of %. (Do not indicate a percentage less than 10%—if no percentage is indicated we will withhold at the applicable tax rate.)
I have read the above information and I DO want to have federal income tax withheld from my distribution at the applicable tax rate. Please withhold an additional $ (flat dollar amount) per distribution.
In some states, if federal income tax is withheld, state withholding will also apply.

Portfolio Rebalancing Please rebalance my Variable Account quarterly semi-annually annually on the day of the month (1st—28th) according to my current Variable Account Purchase Payment allocation.

NOTICE TO RESIDENTS OF AZ: On written request you may ask us to provide you within ten business days additional factual information regarding the benefits and provisions of this Contract. If for any reason you are not satisfied with the Contract, you may cancel it within ten days after you receive it by returning the Contract to our office, or the agent who sold it with a written request for cancellation. Return of this Contract by mail is effective on receipt by us. The returned Contract will be treated as if we had never issued it. We will promptly return the Contract Value. This may be more or less than the Purchase Payment(s).
NOTICE TO RESIDENTS OF CO: It is unlawful to knowingly provide false, incomplete or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete or misleading facts or information to a policy holder or claimant for the purpose of defrauding or attempting to defraud the policy holder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory agencies.
NOTICE TO RESIDENTS OF FL: Any person who knowingly and with intent to injure, defraud or deceive an insurer, files a statement of claim or application containing any false, incomplete or misleading information is guilty of a felony in the third degree.
NOTICE TO RESIDENTS OF NJ: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.
NOTICE TO RESIDENTS OF AR, DC, KY, LA, ME, NM, OH, OK, PA AND TN: Any person who knowingly and with intent to defraud any insurance company or other person, files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

Suitability	YES	NO
Did you receive a current prospectus for this annuity?
Do you believe the annuity meets your financial objectives and anticipated needs?
Have you purchased other Protective Life annuities this calendar year?
Authorization
I authorize the company to honor my telephone instructions for transfers among the investment options.
I authorize the company to honor my agent's telephone instructions for transfers among the investment options.
Replacement
Do you currently have an existing annuity contract or life insurance policy?
Does the purchase of this annuity change or replace any existing annuity contract or life insurance policy?
If 'YES' please complete the section below: (Use 'Special Remarks' if additional space is needed.)
Company Name: Policy Number(s):
Company Name: Policy Number(s):

I understand this application will become part of the annuity contract. The information I provided is true and correct to the best of my knowledge and belief. I may change the Authorization portion of this application by Written Notice. By signing this application, I authorize Protective Life Insurance Company to share information about me with non-affiliated third parties to the extent necessary to credit miles to my airline mileage program account. The company deems my statements as representations and not warranties.
Application signed at: on . (City and State) (Date)
Owner 1: Owner 2:
NOT INSURED BY ANY GOVERNMENT AGENCY • NO BANK GUARANTEE • NOT A DEPOSIT
Variable annuities involve investment risk, including the possible loss of principal. The Contract Value, annuity payments and termination values, when based upon the investment experience of a separate account, are variable and are not guaranteed as to a fixed dollar amount.
Federal law requires the following notice: We may request or obtain additional information to establish or verify your identity.

Agent Report—I acknowledge that to the best of my knowledge and belief this annuity does does not change or replace any existing annuity contract or life insurance policy.
Agent Signature:	Print Agent's Name:

Agent No:	Broker/Dealer Name:

Branch:	Agent Phone No:

Client Acct. No:	Agent Soc Sec No:

FL Agent Lic. No:

(if applicable)

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NOTICE OF TAX WITHHOLDING ON DISTRIBUTIONS OR WITHDRAWALS